Exhibit 10.40

          SEVERANCE AGREEMENT AND GENERAL RELEASE AND WAIVER OF CLAIMS

This Severance Agreement and General Release and Waiver of Claims (the "Agreement") is entered into by and between Greg B. Jones ("Employee"), and Ramtron International Corporation, a Delaware corporation (the "Released Party").

1. The Employee's employment will terminate effective January 13, 2006. The Employee and Released Party each have determined that it is to their respective advantage to accept the consideration offered for entering into this Agreement, to waive and release any and all claims as described in paragraph 5, to agree not to initiate legal action to enforce such claims, and by doing so to avoid the cost in time and economic and emotional resources which is a necessary part of pursuing such claims in the courts or in any other forum.

2. The entry into this Agreement by the parties is not and shall not be construed to be an admission of any act, practice or policy by the Employee or the Released Party in violation of any statute, common law duty, constitution, or administrative rule or regulation. Further, this Agreement shall not constitute evidence of any such proscribed or wrongful act, practice or policy.

3. Each party agrees that this Agreement shall not be tendered or admissible as evidence in any proceeding by any party for any purpose, except that the Agreement may be offered as evidence in: a proceeding involving one or more of the parties in which an alleged breach of the Agreement, the enforcement of the Agreement, or the validity of any term of the Agreement is at issue; or, an unemployment compensation proceeding.

4. In consideration for the Employee's entry into the Agreement and the resulting acceptance of the terms and obligations of this Agreement, including but not limited to the waiver and release of all claims against Released Party, as described in paragraph 5 below, and subject to the other provisions of this Agreement:

    (a)  Released Party shall:

         (i) pay to the Employee, upon Employee's execution of this Agreement and the expiration of the seven-day revocation period described in paragraph 12, an amount equal to the salary that would have been earned and paid to Employee at his current pay scale for a period of thirty-six (36) weeks ("Payment") as severance pay, less applicable withholding or deductions. This Payment does not include and is in addition to any amounts earned and payable or otherwise owed to the Employee, by the Released Party, and the Employee has no right to the above consideration other than by virtue of his/her entry into this Agreement. Employee acknowledges and agrees that the Payment provided herein exceeds any amount Employee may have been entitled to receive from the Released Party in the normal course of employment

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        (ii)  pay for all  medical, dental and life insurance premiums for the benefit of Employee so there is no lapse in coverage of any such benefits up to and through January 13, 2007.

    (b)  Employee may:

         (i) exercise up to and through January 13, 2007 any previously granted stock options that are fully vested and exercisable as of January 13, 2006; and

        (ii) retain and shall own the laptop computer used by Employee during the course of his employment.

    (c) Released Party may request that Employee, through the period ending January 13, 2007, answer questions advanced by Released Party concerning Released Party's business. Subject to Employee's availability, Employee agrees to provide such future assistance. Should any such future assistance provided by Employee require more than one hour of Employee's time at any one time, then Released Party shall compensate Employee for such time at a rate to be agreed to between Released Party and Employee.

5. In exchange for the consideration and other promises provided by Released Party described in this Agreement, the Employee for himself or herself and his/her representatives, heirs, and assigns, hereby releases and discharges Released Party, and any successor, parent, affiliate, or subsidiary company of the Released Party, its present and former officers, directors, employees, agents, representatives, legal representatives, accountants, successors, and assigns, from all claims, demands, and actions of any nature, known or unknown, that he/she may have against Released Party, its successors, parents, affiliates, or subsidiaries, and its officers, directors and/or employees, including but not limited to claims that in any manner relate to, arise out of or involve any aspect of his/her employment with the Released Party, and the termination of that employment, including, but not limited to, any rights or claims under the Worker Adjustment and Retraining Notification Act ("WARN"), 29 U.S.C. Section 2101 et seq.; Colorado Anti-Discrimination Act, Colo. Rev. Stat. Section 24 34 401, et seq.; Family and Medical Leave Act, 29 U.S.C. Section 2601 et seq.; Age Discrimination in Employment Act,
29 U.S.C. Section 621 et seq.; Civil Rights Act of 1964, as amended, 42 U.S.C. Section 2000e, et seq.; Vocational Rehabilitation Act, 29 U.S.C.
Section 701, et seq.; Americans with Disabilities Act, 42 U.S.C. Section 12101, et seq.; Executive Order 11246; the Civil Rights Act of 1866, as reenacted, 42 U.S.C. Section 1981; the National Labor Relations Act, as amended, 29 U.S.C. Section 141, et seq.; and any and all other municipal, state, and/or federal statutory, executive order, or constitutional provisions pertaining to an employment relationship. This release and waiver also specifically includes, but is not limited to, any claims in the nature of tort or contract claims, including specifically but not limited to any claim of wrongful discharge, breach of contract, promissory estoppel, intentional or negligent infliction of emotional distress, interference with

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contract, libel, breach of covenant of good faith and fair dealing, or other such claims, including but not limited to those arising out of or involving any aspect of his/her employment with the Released Party. This release includes any and all claims concerning attorney fees, costs, and any and all other expenses related to the claims released herein. Provided, however, that this release and waiver shall not apply to any rights which, by law, may not be waived; to rights and claims which arise from acts or events occurring after the effective date of this Agreement; or to claims for breach of this Agreement. The Employee also specifically covenants (a) that he/she will not bring suit or file any grievance or complaint of any nature in relation to any claim or right waived herein; and (b) that he/she will immediately withdraw or otherwise secure the immediate dismissal of any pending complaint, grievance, or lawsuit by the Employee, which is presently pending against the Released Party, without further proceedings, or findings adverse to Released Party.

6. The Employee acknowledges that, during the course of his/her employment with the Released Party, he/she has learned of information pertaining to the personnel, business, financial, and/or technical aspects of such parties and its affiliates or subsidiaries and has received materials containing such information. Most of this information and materials is proprietary, and much of the information and materials is confidential information concerning the parties' business and employees. Therefore, the Employee agrees that he/she will not communicate or disclose any information or materials regarding the Released Party, its operations, business practices, operating processes, or personnel practices, to any third party without first seeking and obtaining written consent of the Released Party. Requests for such approval should be made, in writing, to the attention of William Staunton, CEO, Ramtron International Corporation, 1850 Ramtron Drive, Colorado Springs, Colorado 80921. Subject to the provisions of paragraph 4(b)(ii), Employee will return any and all property of the Released Party to the Released Party immediately upon execution of this Agreement.

7. The Employee agrees that he/she has not disclosed and shall forever refrain from disclosing to any person or entity the terms and conditions of this Agreement. The Employee may, however, disclose this Agreement to the Employee's immediate family, legal counsel, and tax advisor, as necessary, provided that they are instructed and agree, not to disclose the terms and conditions to anyone. Each party agrees not to make disparaging or derogatory remarks or untruthful statements about the other party, its operations, officers, directors, shareholders, and personnel, to anyone; provided, however, that the Employee recognizes Released Party is unable to preemptively control all statements by its employees, and does not warrant against any such statements. However, upon being notified of any statement by an employee falling within the terms of this paragraph, Released Party shall direct such employee to refrain from further comments of such nature.

8. Employee states and acknowledges that all earned but unpaid compensation has been paid and that there are no amounts due and owing from the Released Party except as expressly set forth in this Agreement.

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9.  Each party acknowledges the adequacy and sufficiency of the consideration for the promises set forth in this Agreement. Each party is estopped from raising and hereby expressly waives any defense regarding the receipt and/or legal sufficiency of the consideration provided by one to the other under this Agreement.

10. The Released Party advises the Employee to consult with an attorney before signing this Agreement.

11. The Employee hereby acknowledges his/her understanding that had he/she wished to do so, he/she could have taken up to 21 days to consider this Agreement, that he/she has read this Agreement and understands its terms and significance, and that he/she executes such Agreement voluntarily and with full knowledge of its effect, having carefully read and considered all terms of the Agreement and, if he/she has chosen to consult with an attorney, having had all terms and their significance fully explained to him or her by his/her attorney.

12. The Employee hereby certifies his/her understanding that he/she may revoke the Agreement, as it applies to him or her, within seven (7) days following execution of the Agreement and that the Agreement, as it applies to him or her, shall not become effective or enforceable until that revocation period has expired. He or she also understands that, should he/she revoke the Agreement within the seven day period, the Agreement, as it applies to him or her, would be voided in its entirety, and he/she would not be entitled to any consideration provided under the Agreement, including the Payment described in paragraph 4. The Agreement shall be binding upon the parties, their heirs, successors and assigns and embodies the entire Agreement of the parties. There are no promises, terms, conditions, or obligations other than those contained herein; and this contract shall supersede all previous communications, representations or agreements, either verbal or written, between the parties.

13. Employee understands and agrees that he/she would not receive the monies and/or benefits specified in paragraph 4 above, except for his/her execution of this Agreement and the fulfillment of the promises contained herein.

14. There may be no modification of this Agreement, except in writing, executed with the same formalities as this Agreement.

15. The parties agree to indemnify one another for any costs, losses, damages, or expenses, including attorney fees, which arise from the breach of this Agreement.

16. This Agreement shall be interpreted and enforced in accordance with Colorado law. Jurisdiction and venue for any dispute as to interpretation or enforcement of the Agreement shall be brought in El Paso County District Court, Colorado or the United States District Court for the District of Colorado.

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17.  The parties acknowledge and state that they have knowingly and voluntarily entered into this Agreement and that they believe the provisions herein are mutually advantageous.

18. Any unenforceable provision of this Agreement will be modified to the extent necessary to make it enforceable or, if that is not possible, will be severed from this Agreement, and the remainder of this Agreement will be enforced to the fullest extent possible.

Agreed to and accepted this 13th day of January, 2006, declared to be the effective date of this Agreement.

/s/ Diane Ratliff                         /s/ Greg B. Jones
---------------------------               ---------------------------
Diane Ratliff                             Greg B. Jones
Witness                                   Employee
                                          Date:  1-13-2006


                                          Ramtron International Corporation,
                                          a Delaware corporation

                                          /s/ William W. Staunton
                                          -------------------------------
                                          By: William W. Staunton
                                          Title:  Chief Executive Officer
                                          Date:  1-12-2006

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